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                                                                EXHIBIT 99.01

FOR RELEASE AT 4:00 PM EST
--------------------------

                    SYSTEMSOFT REPORTS SECOND QUARTER RESULTS

ANNOUNCES SIGNIFICANT CHANGES TO OPERATIONAL FOCUS, MANAGEMENT TEAM AND STRATEGIC OBJECTIVES


NATICK, Mass. - Aug. 27, 1998 - SystemSoft Corp., (NASDAQ: SYSF), a provider of problem-resolution technologies, today reported results for the fiscal second quarter ended July 31, 1998.

Revenue for second quarter was $2.6 million, compared to $12.9 million in the comparable quarter of last year. SystemSoft reported a net loss of $6.3 million or ($0.23) per basic share before taxes compared to net income of $749,000 or $0.03 per basic share in the same quarter last year.

For the six months ended July 31, 1998, revenues were $6.6 million compared to $25.4 million in the same period last year. SystemSoft reported a net loss of $12.2 million or ($0.46) per basic share before taxes compared to net income of $2.8 million and net income of $0.11 per basic share for the same six-month period in the prior year.

"It is unacceptable to management and our Board that our revenue goals were not met," said Robert F. Angelo, SystemSoft's founder and chairman. "The actions we are announcing today demonstrate that we have adopted a systematic and decisive plan designed to return the Company to profitability. This plan includes the appointment of a new CEO, the sale of our Japanese subsidiary, and the licensing of our BIOS technologies to a Taiwan-based strategic partner."

SystemSoft said the goal of its refocused business strategy is to strengthen the company's focus on its support products business and divest or eliminate non-core businesses for cash and expense relief.

"We will focus more effort on our growth-oriented products, reduce our exposure to the Asia economies, and reduce the distractions of non-synergistic product lines," said Angelo.

EXECUTIVE MANAGEMENT CHANGES

In support of its refocused business strategy, SystemSoft completed a restructuring of its executive team, with the appointment of Frank A. Sola, 54, who assumed the position of chief executive officer. He was also elected a director of the Company.

Sola brings more than 25-years experience in corporate support and services to SystemSoft. He had been CEO of Service Strategies Inc., a company he founded in 1987 to provide support and services consulting to world-class software companies such as AT&T, GTE Commercial Services and Legent (prior to its acquisition by Computer Associates). He has served as chairman and CEO of a variety of privately financed and VC-backed companies including APX Labs and The Net Collaborative Inc.

Previously, he had been vice president - extended support & consulting division for Cullinet Software (later acquired by Computer Associates), and founder, president and chief operating officer of Computer Partners (later acquired by Computer Sciences Corp). Sola currently serves on the board of Intersolv, Inc. He earned a B.S. degree in management engineering from Rensselaer Polytechnic Institute in 1966.

Mr. Sola's primary responsibility will be the development of distribution channels and strategic alliances in the corporate market. In addition, he will focus, along with Mr. Angelo, on pursuing other strategic alternatives to enhance shareholder value.

SystemSoft founder Robert Angelo will remain chairman of the board. Mr. Angelo will continue to be actively involved in


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the Company's operations and will be responsible for the OEM business, overall product direction and technology vision.

The Company also announced that Deborah Besemer has resigned as president, chief operating officer and board member to pursue other interests.

SALE OF JAPANESE SUBSIDIARY

SystemSoft reported that it sold Pacific SystemSoft KK (PSKK), its subsidiary which provided sales and support services to its customers in Japan, to Toyo Microsystems Corporation (TMC) of Tokyo, Japan. TMC is a majority-owned subsidiary of Hauppauge, N.Y.-based Standard Microsystems Corporation (NASDAQ:
SMSC).

Under the terms of a Stock Purchase Agreement, TMC has acquired all issued and outstanding common stock of PSKK from SystemSoft. Financial terms were not announced. PSKK's staff of eleven full-time personnel have been retained by PSKK, which will now operate as a wholly-owned subsidiary of TMC.

Concurrent with the sale, SystemSoft and PSKK also signed a Distribution Agreement, under which PSKK will remain SystemSoft's exclusive representative and distributor in Japan, underscoring the commitment of both SystemSoft and TMC to ensuring continuity of service and support for existing and future customers of SystemSoft products.

BIOS TECHNOLOGIES LICENSED TO TAIWAN-BASED PARTNER

SystemSoft reported an agreement in principle to enter into an exclusive worldwide License Agreement with Taiwan-based Great Wide Technologies (GWT) for the Company's BIOS technologies. In consideration of the License, the Company expects to receive maximum royalties of $2.0-million.

Approximately 45 SystemSoft employees specifically related to BIOS development and marketing are expected to be hired by GWT to ensure ongoing and uninterrupted service and support of existing SystemSoft BIOS customers.

Under the agreement, GWT will also become the Company's exclusive representative in Taiwan for other SystemSoft products.

A definitive agreement between SystemSoft and GWT is expected to be completed during the third quarter.

REFOCUSED BUSINESS STRATEGY

In addition to these actions, SystemSoft is currently undertaking an evaluation of the recoverability of certain technology-based assets as a result of anticipated lower revenue levels. SystemSoft expects that this evaluation plus the headcount reductions will result in a charge of approximately $4.5 to $5.5 million in its fiscal third quarter. Other than the headcount-related expenses, this charge is expected to be non-cash.

On a go-forward basis, SystemSoft anticipates headcount of approximately 75 employees.

"SystemSoft has been redefined," said new CEO Sola. "Our objective now is to focus all of our marketing, sales and development energies around the Wizard family of products, including SystemWizard and CardWizard, as the continued hub of our business."

ABOUT SYSTEMSOFT

SystemSoft is a worldwide provider of support technologies. SystemSoft licensees include PC manufacturers Acer, Dell, Hewlett- Packard, Micron, Packard Bell NEC and Toshiba, as well as corporate partners such as Computer Associates and Sykes Enterprises. Information on SystemSoft products and services is available on the World Wide Web at http:\\www.systemsoft.com.


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"SAFE HARBOR" STATEMENT

Under the Private Securities Litigation Reform Act of 1995: Any statements that are not historical facts contained in this release (including statements regarding future plans and goals for the Company, its various businesses and subsidiaries, and the size of any charges and headcount estimates) are forward looking statements that involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, competitive products, risks in product and technology development, and other risks identified in the Company's Securities and Exchange Commission filings.

                                      # # #

For more information contact:

John Ambrose                                        Cynthia DeMonte
SystemSoft                                          DeMonte Associates
508-651-0088                                        212-473-3700
jambrose@systemsoft.com                             cdemonte@aol.com


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                             SYSTEMSOFT CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                  July 31,   January 31,
In Thousands                                                        1998        1998
                                                                    ----        ----
                                                                (Unaudited)
ASSETS

Cash                                                             $  2,241     $ 10,764
Restricted cash                                                     1,000           --
Accounts receivable, net                                            3,084        6,328
Prepaid royalties                                                   2,632        2,554
Other current assets                                                1,879        2,727
                                                                 --------     --------
            Total current assets                                   10,836       22,373

Property and equipment, net                                         6,208        6,807
Purchased software costs and software development costs, net        2,598        3,560
Other assets                                                          315          819
                                                                 --------     --------
            Total assets                                         $ 19,957     $ 33,559
                                                                 ========     ========


LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable, accrued expenses and
   other current liabilities                                        6,786        7,506
Deferred revenue                                                      815          629
Other long-term liabilities                                           580        1,480
Common stock                                                          269          268
Additional paid-in capital                                         83,453       83,328
Treasury stock                                                       (427)        (427)
Accumulated other comprehensive income                               (881)        (744)
Accumulated deficit                                               (70,638)     (58,481)
                                                                 --------     --------
            Total stockholders' equity                             11,776       23,944
                                                                 --------     --------
            Total liabilities and stockholders' equity           $ 19,957     $ 33,559
                                                                 ========     ========

                             SYSTEMSOFT CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    Three Months Ended July 31,      Six Months Ended July 31,
                                                    ---------------------------      -------------------------
In Thousands, except per share data                     1998             1997           1998           1997
                                                        ----             ----           ----           ----
                                                             (Unaudited)                     (Unaudited)
Revenues:
     Software license fees                            $  2,197        $ 10,429        $  5,602        $21,285
     Engineering services                                  399           2,476           1,006          4,096
                                                      --------        --------        --------        -------
             Total revenues                              2,596          12,905           6,608         25,381
                                                      --------        --------        --------        -------

Cost of revenues:
     Software license fees                               1,285           1,359           2,650          2,331
     Engineering services                                  515           1,472           1,096          2,932
                                                      --------        --------        --------        -------
             Total cost of revenues                      1,800           2,831           3,746          5,263
                                                      --------        --------        --------        -------

Gross profit                                               796          10,074           2,862         20,118

Operating expenses:
     Research and development                            3,145           3,208           6,675          6,343
     Sales and marketing                                 2,174           3,619           5,124          6,525
     General and administrative                          1,736           2,238           3,182          3,224
                                                      --------        --------        --------        -------
             Total operating expenses                    7,055           9,065          14,981         16,092
                                                      --------        --------        --------        -------

(Loss) income from operations                           (6,259)          1,009         (12,119)         4,026

Interest income (expense), net                              17              75             (15)           104
Foreign exchange (loss) income                             (16)                            (23)
                                                                            34                              2
                                                      --------        --------        --------        -------
(Loss) income before provision for income taxes         (6,258)          1,118         (12,157)         4,132
Provision for income taxes                                  --             369              --          1,364
                                                      --------        --------        --------        -------

Net (loss) income                                     ($ 6,258)       $    749        ($12,157)       $ 2,768
                                                      ========        ========        ========        =======

Per share net (loss) income
    Basic                                             ($  0.23)       $   0.03        ($  0.46)       $  0.11
    Diluted                                           ($  0.23)       $   0.03        ($  0.46)       $  0.10

Weighted average shares outstanding
    Basic                                               26,712          26,181          26,696         25,603
    Diluted                                             26,712          27,149          26,696         27,003